Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delek Logistics GP, LLC Amended and Restated 2012 Long-Term Incentive Plan of our report dated February 22, 2021, with respect to the balance sheet of Red River Pipeline Company LLC as of December 31, 2020, the related statements of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes, not included herein, which report appears in the Annual Report on Form 10-K of Delek Logistics Partners, LP dated March 1, 2021.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas
June 9, 2021